ASSIGNMENT
                             OF
                 PURCHASE AND SALE AGREEMENT
                             AND
                     ESCROW INSTRUCTIONS

      THIS ASSIGNMENT made and entered into this 24th day of May 2002, by and between AEI FUND MANAGEMENT, INC., a Minnesota corporation, ("Assignor") and AEI Income & Growth Fund XXI Limited Partnership, a Minnesota limited partnership ("Assignee");

     WITNESSETH, that:

      WHEREAS, on the 16th day of April, 2002, Assignor entered into a Purchase and Sale Agreement and Escrow Instructions ("the Agreement") for that certain property located at 497 Big Bend Road, Ballwin, MO (the "Property") with ARAMARK Educational Resources, Inc. d/b/a Children's World Learning Centers, Inc., as Seller/Lessee; and

      WHEREAS, Assignor desires to assign an undivided one hundred percent (100.0%) of its rights, title and interest in, to and under the Agreement to Assignee, with respect to this property only, as hereinafter provided;

      NOW, THEREFORE, for One Dollar ($1.00) and other good and valuable consideration, receipt of which is hereby acknowledged, it is hereby agreed between the parties as follows:

     1. Assignor assigns all of its rights, title and interest in, to and under the Agreement to Assignee, to have and to hold the same unto the Assignee, its successors and assigns with respect to this p roperty only;

     2. Assignee agrees to reimburse to Assignor any earnest money deposit paid by Assignor;

     3. Assignee hereby assumes all rights, promises, covenants, conditions and obligations under the Agreement, with respect to this property only, to be performed by the Assignor thereunder, and agrees to be bound for all of the obligations of Assignor under the Agreement.


All other terms and conditions of the Agreement shall remain unchanged and continue in full force and effect.


AEI FUND MANAGEMENT, INC.
("Assignor")


By: /s/ Robert P Johnson
        Robert P. Johnson, its President


AEI INCOME & GROWTH FUND XXI
LIMITED PARTNERSHIP ("Assignee")
BY: AEI FUND MANAGEMENT XXI, INC.


By: /s/ Robert P Johnson
        Robert P. Johnson, its President



                 PURCHASE AND SALE AGREEMENT
                             AND
                     ESCROW INSTRUCTIONS


DATE OF AGREEMENT:       April 16, 2002


SELLER:                  ARAMARK Educational Resources, Inc.
                         d/b/a  Children's  World  Learning
Centers, Inc.
                         a Delaware corporation

                              Address:  573 Park Point Drive
                                        Golden, CO  80401
                                        Attn.: John  Rosen, Exec. VP

                              Telephone:     (303) 526-3400
                              Facsimile:     (303) 526-3394

PURCHASER:               AEI Fund Management, Inc.

                         CWLC  #0882 5220 Chairman's  Court,
                         Fredrick, MD  21701

                         CWLC  #0549 24259 Homestead,  Novi,
                         MI  48374

                         CWLC  #0075 1485 Bunker Lake  Blvd.
                         NW, Andover, MN  55304

                         CWLC  #0412 200 Allen Bradley  Dr.,
                         Mayfield Heights, OH  44124

                         CWLC  #0833  2572  Glenwood  Drive,
                         Twinsburg, OH  44087

                         CWLC  #0092 497 Big Bend,  Ballwin,
                         MO  63011

                         CWLC   #0394  749  Truman   Street,
                         Kimberly, WI  54136

                         CWLC   #0291  10003  West   Lincoln
                         Highway, Frankfort, IL

                         CWLC   #0810  9460  W.  179th  St.,
                         Tinley Park, IL  60477

                         CWLC  #0372  7010 Intech Boulevard,
                         Indianapolis, IN 46278

                         ALTERNATIVE PROPERTIES:

                         CWLC   #0138  600  Creek   Parkway,
                         Boothwyn, PA  19061

                         CWLC   #511   2120   Mann   Avenue,
                         Mansfield, TX  76063

                         Address:  1300 MN World  Trade Center
                                   30 East Seventh Street
                                   St. Paul, MN  55101
                                   Attn:  Robert   P.
                                   Johnson, President
                                   Telephone:     (651) 227-7333
                                   Facsimile:     (651) 227-7705

ESCROW   AGENT:                    Lawyers Title Insurance Corporation
                                   Address: 3636 North Central Avenue
                                            Suite 350
                                            Phoenix, AZ 85012
                                            Attn.:  David Nowlin
                                   Telephone:     (602) 287-3500
                                   Facsimile:     (602) 263-0433

PROPERTIES:              Those real properties, individually
                         or  collectively, listed above  and
                         described on Exhibit "A",  together
                         with   all   improvements  thereon,
                         except     playground    equipment,
                         whether  or not attached,  and  all
                         the    rights,    easements,    and
                         appurtenances  pertaining  thereto,
                         including, without limitation,  any
                         right,   title,  and  interest   of
                         Seller  in and to adjacent streets,
                         alleys, or right of way.

PRICES:                  The purchase price of each property
                         shall  be  as described on  Exhibit
                         "A" hereto.

ESCROW OPENING DATE:     April 18, 2002
                         (To Be Inserted By Escrow Agent)

                          RECITALS

A. Seller is the owner of the Properties, each of which consists of improved real property.

B. Seller desires to sell the Properties to Purchaser, and Purchaser desires to purchase the Properties from Seller, upon the terms and conditions set forth herein.

C.   It is  the  intent of the parties that, contemporaneous
     with the Closing as defined on Page 4 of this Agreement, Seller shall lease the Properties from the Purchaser pursuant to the terms and conditions stated in the form net lease attached hereto as Exhibit "B". A separate lease will be signed for each Property purchased, subject only to those modifications of the attached form lease, which are necessary for the lease to be legally binding in the state in which the property is located.

                              AGREEMENT

      NOW,  THEREFORE, for good and valuable  consideration,
the   receipt   and   sufficiency  of   which   are   hereby
acknowledged, the parties agree as follows:

1.   PURCHASE AND SALE; PURCHASE PRICE; TERMS OF PAYMENT.

      1.1 PURCHASE AND SALE. Seller agrees to sell and Purchaser agrees to purchase the Properties (including improvements thereon, except playground equipment, whether or not attached to the Property, and excluding any personal property or trade fixtures and trade dress of Seller) on the terms and conditions set forth in this Agreement and further agree that Purchaser may purchase all, none, or some, of the Properties; however, Purchaser shall purchase Properties whose aggregate base price, as specified in Exhibit "A" hereto (the "Base Price") shall be at least fourteen million five hundred thousand ($14,500,000) dollars, or at Seller's sole election to be exercised in accordance with Section 8 hereof, this Agreement shall be terminated and no closing shall occur for any Property. Purchaser shall have the right to terminate that portion of this Agreement with respect to any rejected Property, as provided herein, and in its place substitute an Alternative Property as identified in Exhibit "A".

      1.2   PURCHASE  PRICE.     The purchase  price,  which
Purchaser agrees to pay for each Property, after giving effect to the terms of this Agreement, is described on Exhibit "A" hereto (the "Purchase Price(s)"):

      1.3   TERMS OF PAYMENT.   The Purchase Price shall  be
payable as follows:

           1.3.1 EARNEST MONEY DEPOSIT. Upon execution of this document by both parties and receipt of a Seller-signed copy by Purchaser, $20,000 in immediately available funds shall be deposited by Purchaser with Escrow Agent (identified in Section 2) as an earnest money deposit for each Property ("Property Earnest Money Deposit"). The aggregate of the Property Earnest Money Deposits paid by Purchaser for all Properties ($220,000.00) shall be referred to hereinafter as the "Aggregate Earnest Money
Deposit." Upon receipt of the Aggregate Earnest Money Deposit, Escrow Agent shall insert the date of such receipt on Page 1 of this Agreement (the "Escrow Opening Date') and shall immediately deposit it in a federally insured account and open an escrow account for the transactions contemplated hereby. Any interest earned on escrowed funds shall remain the property of, and be paid to, Purchaser. No additional funds will be escrowed for substituted Alternative Properties.

           1.3.2 CLOSING PAYMENT. An amount equal to the difference between the Purchase Price for each closed Property (adjusted for payment of prorations and Closing Costs (hereinafter defined) and the Property Earnest Money Deposit for each closed Property shall be paid by Purchaser for each closed Property in immediately available funds at the Closing for each closed Property (the "Closing Payment").

           1.3.3 RENTAL RATE. The initial annual rent for each Property will be equal to nine and forty-five hundredths (9.45%) percent of the Purchase Price for such Property, as defined in Exhibit "A". Beginning in the sixth lease year, and every fifth lease year thereafter, inclusive of renewal periods, the annual rent will increase by an amount equal to the lesser of the prior year's scheduled  rent  multiplied by 10.0%, or  the  prior  year's scheduled rent increased by 200% of the cumulative change in the consumer price index over the previous five (5) lease years.

           1.3.4     LEASE TERM.    Each lease term will  be
fifteen (15) years with three (3) five-year options to renew.

2. CLOSING. The closing of this transaction as to each Property closed ("Closing") shall occur, at the offices of Lawyers Title Insurance Company ("Title Company"), 3636 North Central Avenue Suite 350, Phoenix, Arizona 85012, attention David Nowlin ("Escrow Agent"), unless another location is mutually agreed to by the parties, not later than June 14, 2002 ("Closing Date"). In the event Seller is unable to consummate the sale of the Properties by the Closing Date due to nonperformance by Sumitomo (the "Bank"), Seller may delay the Closing date for up to thirty
(30) days upon written notice to Purchaser. In the event the Closing Date is delayed beyond thirty (30) days further extension of the Closing Date shall be at the election of Purchaser upon written request of Seller. Either party may participate in the Closing by mail. The Purchaser may, at its election, purchase one Property prior to June 14, 2002; however, not earlier than May 1, 2002. Purchaser shall notify Seller in writing of its election to exercise this option no later than April 18, 2002.

3.    DEED.           At  the Closing, Seller  shall  convey
title to the Properties to Purchaser by that form of Special Warranty Deed customarily used in the County where the Properties are located ("Deed"), subject only to those specific matters approved or deemed approved by Purchaser as herein provided in connection with the title insurance policy to be issued by the Title Company.



4.   TITLE AND TITLE INSURANCE.

      4.1 TITLE REPORT. Within twenty (20) days from the Escrow Opening Date, the Title Company shall deliver a current Commitment for Title Insurance or a Preliminary Title Report ("Title Report") on the Properties from Title Company to both Purchaser and Seller. Such Title Report shall show the status of title to the Properties as of the effective date of the Title Report and shall be accompanied by legible copies of all title exceptions documents referred to in the Title Report. The Title Report shall be updated within five (5) days prior to Closing.

      4.2   TITLE  REVIEW PERIOD.     With respect  to  each
Property separately, Purchaser shall have a period of time beginning the latter of (i) the execution of this Agreement or (ii) upon Purchaser's receipt of the Title Report for such Property and copies of all documents referred to therein and ending at 5:00 p.m., Central Standard Time, fifteen (15) business days thereafter (the "Title Review Period"), to review the Title Report for such Property and to give Seller and Escrow Agent notice of any title exceptions relating to such Property which are unacceptable to Purchaser. Purchaser shall be deemed to have waived its right to object to any exception included in the Title Report if Purchaser fails to notify Seller of such objections prior to the expiration of the Title Review Period for such Property. If Purchaser gives notice of dissatisfaction as to any exception to title as shown in the Title Report for any Property, or any amendment thereto, Seller may, but shall not be obligated to, attempt to eliminate the disapproved exception from the Title Report for such Property or any amendment thereto prior to the Closing Date for such Property. If Seller elects to eliminate the disapproved exception and does not eliminate it by a date which is at least ten (10) business days prior to the Closing Date for such Property, Purchaser's sole and exclusive remedies shall be to either (i) cancel this Agreement, with respect to such Property only, by giving Seller and Escrow Agent written notice of cancellation at least five (5) business days prior to the Closing Date for such Property, (ii) close such transaction, with respect to such Property only, subject to such previously disapproved exception, or (iii) cancel this Agreement in full, as to all Properties. Notwithstanding the foregoing, if Seller notifies Purchaser in writing of its election not to eliminate a disapproved exception to title, Purchaser shall have until the earlier of the Closing Date or five (5) business days after receiving Seller's written notice of such election to either (i) cancel this transaction or proceed to Closing, with respect to such Property only, or
(ii) cancel this Agreement in full, as to all Properties. Purchaser's failure to make a timely election shall be deemed its election to close this transaction with respect to such Property only, taking title subject to any previously disapproved title exception. With respect to any amendments or updates to the Title Report or previous amendments or updates thereto, the same provisions and procedures described above shall apply with respect to Purchaser's review and approval of, and Seller's option to eliminate, disapproved exceptions first appearing in such updated Title Report, except that Purchaser shall have five
(5) business days after its receipt of the amendment or update to the Title Report containing such exception to give its notice of dissatisfaction of any new title exception. If Purchaser fails to object to any matter first appearing in any updated or amended Title Report within such five (5) business day period, purchaser shall be deemed to have waived its right to object to such matter.

      4.3 APPROVAL OR DISAPPROVAL OF STATUS OF TITLE. Purchaser's failure to approve or disapprove any exception during the Title Review Period as to a specific Property shall be deemed an approval of title to such Property as described in the Title Report for such Property and a waiver of Purchaser's right to cancel this Agreement as to such Property according to this Section. Upon any cancellation of this Agreement in full in accordance with this Section, Escrow Agent shall, without further instruction from either party, return the Aggregate Earnest Money Deposit to Purchaser and this Agreement and the escrow shall terminate as to all Properties. Upon any cancellation of this Agreement in part in accordance with this Section, Escrow Agent shall return to Purchaser, along with a pro-rata share of any interest earned thereon, the Property Earnest Money Deposit for the Property canceled; provided, however, that if Seller elects to cancel this Agreement pursuant to
Section 8 hereof, Escrow Agent shall return the Aggregate Earnest Money Deposit to Purchaser.

       4.4 OWNER'S TITLE POLICY. Provided Purchaser approves, or is deemed to have approved, the status of title to a Property during the Title Review Period for such Property, Seller shall cause Title Company to provide Purchaser with a standard coverage owner's policy of title insurance (the "Owner's Title Policy") for such Property at the Closing or as soon thereafter as is reasonably possible. The Owner's Title Policy shall be issued by the Title Insurer in the full amount of the Purchase Price, be effective as of the Closing Date, and shall insure Purchaser that fee simple title to the Property described therein is vested in Purchaser, subject only (i) to the exceptions to title approved or deemed approved by Purchaser as provided for in Sections 4.2 and 4.3 of this Agreement (ii) any exceptions regarding survey matters; and (iii) any other matter approved in writing by Purchaser or resulting from the acts of Purchaser or Purchaser's agents. Purchaser shall pay in the cost of any endorsement to the Owner's Title Policy.

5.   FEASIBILITY CONDITION.

     5.1 PROPERTIES REVIEW PERIOD. Purchaser shall have the right to enter upon the Properties, (only if accompanied by Seller's representative or agent) for the purpose of conducting site inspections and for further examination and investigation of the Properties for up to thirty (30) business days after the execution date of this Agreement (the "Properties Review Period"). If any Property is rejected on the basis of such site inspection or any other investigation made by Purchaser, the termination of the Purchase Agreement as it relates to such Property must be made in writing to Seller prior to the expiration of the Properties Review Period. Purchaser's right of rejection for purposes of site inspection only are hereby waived for Ballwin, MO and Kimberly, WI. Purchaser, its representatives and agents shall have the right during the Properties Review Period, to conduct all non-destructive testing and examinations it deems necessary to determine the desirability of purchasing the Properties. Purchaser shall have the right during the Properties Review Period to cancel this Agreement in whole or in part if Purchaser is dissatisfied, in its sole and absolute discretion, with the results of its examination of the Properties or any documentation related thereto, or for any other reason. If this Agreement is canceled in accordance with this Section with respect to one or more of the Properties, but not all of them, then, upon written notice by Purchaser to the Escrow Agent, the Property Earnest Money Deposit for the canceled Property or Properties, along with any interest earned or accrued thereon, shall be immediately paid by the Escrow Agent to the Purchaser and this Agreement and the Escrow Account shall remain in effect for the balance of any remaining, non-canceled, Properties, subject to Seller's right to elect to cancel this Agreement as to all Properties, as provided in Section 8, below. In the event Purchaser shall elect to substitute one of the Alternative Properties for purchase, the Properties Review Period shall be extended as necessary for Purchaser's inspection and examination of that Alternative Property only, subject to the Closing Date specified herein.

     5.2 WHEN EARNEST MONEY BECOMES NON-REFUNDABLE. On or before expiration of the Properties Review Period, or as applicable prior to the expiration of the Properties Review Period as extended for review of any Alternative Property, Purchaser shall give written notice to Seller and Escrow Agent of its election to either cancel this Agreement, in whole or in part, or to proceed to close the transaction upon the terms and conditions herein. If Purchaser elects to cancel this Agreement in part in accordance with this Section, Escrow Agent shall, without further instruction from either party, return the Property Earnest Money Deposit to Purchaser for the Property or Properties for which this Agreement shall be cancelled and the escrow for such Property or Properties shall terminate, subject, however, to the right of Seller to terminate this Agreement as to all Properties pursuant to Section 8 hereof. If Purchaser elects to cancel this Agreement in full in accordance with this Section, the Escrow Agent shall, without further instruction from either party, return the Aggregate Earnest Money Deposit and all interest earned thereon to Purchaser. If Purchaser elects or is deemed to have elected to proceed to close this transaction, the Aggregate Earnest Money Deposit shall become nonrefundable to Purchaser, except if Seller fails to perform when due any act required of it by this Agreement. Purchaser's failure to give written notice of its election to either cancel or proceed to close this transaction shall be deemed a waiver of its election to cancel this Agreement under this Section.

       5.3 INDEMNIFICATION. All entries on, and inspections or studies of, the Properties shall be at the expense of Purchaser and Purchaser shall indemnify and hold Seller harmless from and against any and all liens, claims, demands, injuries, damages, losses, costs, expenses (including all reasonable attorney fees), or liability incurred by or asserted against the Seller or any of the Properties as a result of any of those entries, inspections or studies, which Purchaser's indemnification shall survive the Closing or any termination of this Agreement.

     5.4. SITE INSPECTION FEES. Seller shall be obligated to pay a site inspection fee to Purchaser in the amount of two thousand five hundred dollars ($2,500) for the two Ohio sites, two thousand five hundred dollars ($2,500) for the
Maryland site, two thousand five hundred ($2,500) for the two Illinois sites, two thousand five hundred ($2,500) for the Michigan site, and two thousand five hundred ($2,500) for the Indianapolis site for a grand total of twelve thousand five hundred dollars ($12,500). No inspection fee will be due or paid for Andover, MN, Ballwin, MO and Kimberly, WI. In the event Purchaser shall substitute an Alternative Parcel, no inspection fee shall be due to
Purchaser, unless such substitution was due to an uncured defect of title for a Property. Notwithstanding the foregoing, at the request of Seller, the Purchase Price of all the Properties closed may be increased by the proportionate share of the total amount of the site inspection fees paid, and the annual base rent for each Property closed may be increased appropriately. No refund will be given to Seller for the inspection fee paid for any Property not purchased by Purchaser. If Purchaser has inspected one or more of the Properties, the inspection fee is due from Seller regardless if Purchaser purchases all or none of the Properties. Any inspection fees due from Seller shall be paid to Purchaser within ten (10) days after any cancellation of this Agreement as to all Properties.

     5.5 NONINTERFERENCE WITH BUSINESS. The Properties are presently being used as daycare centers. Notwithstanding anything to the contrary, Purchaser may not conduct any of its tests or examinations during normal business hours except with the prior written permission of Seller, which may be arbitrarily withheld by Seller. No chemicals or hazardous substances shall be used in any testing or examination except with the prior written permission of Seller. No tools or materials shall be left or stored in or around the Properties during the Properties Review Period. Purchaser agrees to indemnify Seller and hold Seller harmless from the cost, liability, expense or injury to person or property arising out of any violation of this
Section 5.5 including but not limited to attorney fees.

     5.6 RESTORATION OF PROPERTY. Purchaser shall, at its sole expenses, restore all of the Properties investigated to the condition in which they existed prior to any testing or examination which Purchaesr conducts on the Property. Purchaser agrees to indemnify Seller and hold Seller harmless from any cost, liability, damage, expense, or injury to person or property or liability incurred or asserted against Seller arising out of Purchaser's acts, omissions, or exercise of the rights granted by this Article, including but not limited to any attorneys' fees incurred by Seller in connection with any such claims or liabilities. This Section shall survive any terminationof this Agreement.

6.   SELLER'S DOCUMENTS

      6.1 SELLER'S DOCUMENTS. Seller shall deliver to Purchaser all of the documents described in this Section by April 30, 2002, at Seller's expense, each to be of current or recent date and certified to Purchaser unless otherwise noted below (the `Seller's Documents'). Purchaser shall have until the earlier of 1) forty-five (45) days after the delivery of all of the Seller's Documents, or May 15, 2002 (the "Document Review Period") to review and approve Seller's Documents. If Purchaser shall elect to substitute an Alternative Property the cost of obtaining Seller's Documents as to the Alternative Property shall be shared equally, unless such Alternative Property was substituted for another of the Properties due to an uncured title defect for such Property, and Purchaser shall obtain at Purchaser's expense any other documents ("Purchaser's Documents") required and deemed necessary by Purchaser to evaluate the Property or Alternative Property as listed in Section 7.

Seller's   Documents  are  provided  as  a  convenience   to
Purchaser so that Purchaser may conduct all of its inspections, due diligence and review of the Properties to satisfy itself regarding each item, the Property and this transaction. Seller makes no representation or warranty to Purchaser regarding the accuracy or completeness of Seller's Documents. Seller's Documents shall include:

     (a)  The Title Commitment and back-up documentation;

     (b) As-Built ALTA boundary survey of the Property as described on Exhibit "C" attached hereto;

     (c) Phase I environmental assessment report and reliance letter prepared by a company satisfactory to Buyer, current within the last 6 months and copies of any existing environmental assessments in Seller's possession;

     (d) Existing Final plans and specifications for the Improvements;

     (e) Financial statements of the Lessee as described on Exhibit "D" attached hereto;

     (f)  Existing soils reports in Seller's possession;

     (g)  Existing Certificate of Occupancy;

     (h) Utility site contacts for telephone, sewer, water, electric and gas companies (inclusive of company name, name of contact person, address, phone and fax numbers, as available to Seller;

     (i)  Certificate   of   completion  executed   by   the
          contractor    and/or   architect    in    Seller's
          possession; and

     (j) Existing lease for the Frederick, MD Property known as the Frederick County Headstart Program.

     6.2  SELLER'S CLOSING DOCUMENTS    Seller shall provide
the following documents, at its expense, ten (10) days prior to the Closing Date. Purchaser shall have up until the Closing date to review and approve such documents:

          (a) Copies of the certificates of Insurance in accordance with the Lease attached as Exhibit "B";

          (b)  Proposed warranty deed;

          (c)  Copies of any documents required by the Title Company;

          (d)  Opinion of Counsel re: due authority of Lessee;

          (e)  Seller's Affidavit;

(f)  FIRPTA Affidavit; and
          (h) Copies of the Articles of Incorporation, the By-Laws and a current Certificate of Good
               Standing for the Lessee.

     6.3 Notwithstanding the other items in Section 6.1 (a) through (h), above, if Seller becomes aware of any information concerning the Property that is not disclosed in Seller's Documents, and if conditions listed below are met, then Seller shall also be under a duty to disclose certain facts and conditions relating to the Properties if:

     (i) Such facts and conditions are not known to Purchaser;

     (ii)  Such  facts and conditions are material  and  may
     adversely  affect  Purchaser's  investment  in   either
     Property

     (iii) It is commercially reasonable to expect Seller to
     disclose   such  facts  and  conditions,

     (iv)  Such facts and conditions arise  after  the
     execution of  this  Agreement; and Seller, to its
     knowledge,  has  received written  or oral notice
     of  such  facts  and conditions.  As used  herein,
     "Knowledge" shall be defined as and limited to the
     actual knowledge of John Rosen, or  those  persons
     immediately under his supervision limited to Chris
     Bardwell   or  other  staff  charged   with  such
     information.

      6.4 After receipt and review of Seller's Documents, and Purchaser's Documents as identified in Section 7 below, as such documents relate to one or all of the Properties, Purchaser may cancel this Agreement as to one or more or all of the Properties for any reason, in its sole discretion, by delivering a written cancellation notice to Seller and Escrow Agent prior to the end of the Document Review Period, but in no event subsequent to the Document Review Period. After the receipt and review of the Seller's Closing Documents as identified in Section 6.2 above, as such documents may relate to one or all of the Properties, Purchaser may cancel this Agreement as to one or more of the Properties for any reason, in its sole discretion, by delivering a written cancellation notice to Seller and Escrow Agent prior to the Closing Date. If Purchaser cancels this Agreement in part in accordance with this Section, Escrow Agent shall return the Property Earnest Money applicable to any Property canceled, together with the interest earned thereon, to Purchaser and the escrow shall be canceled as to that Property; subject, however, to the Seller's right to elect to cancel the entire Agreement as to all Properties, as provided in Section 8. If Purchaser elects to cancel this Agreement as to all Properties in accordance with this Section, the Aggregate Earnest Money Deposit shall be returned in full to Purchaser immediately and neither party shall have any further duties or obligations to the other hereunder.

7.   PURCHASER'S DOCUMENTS

     (a)  MAI Appraisal;

     (b)  Verification of zoning classification; and

     (c)  Verification of utility services.



8.   SELLER'S OPTION TO TERMINATE.

     8.1 SELLER'S OPTION TO TERMINATE. Seller shall have the option to terminate this Agreement as to all Properties ("Seller's Termination Option") if Purchaser exercises any right of termination hereunder as to any Property, and such termination has the effect of reducing the aggregate Base Price of the Properties to be closed by Purchaser hereunder to less than fourteen million five hundred thousand ($14,500,000) dollars, as determined by reference to the Base Price of each of the Properties set forth in Exhibit "A" hereto.

     8.2 EXERCISE OF SELLER'S OPTION TO TERMINATE. Seller shall notify Purchaser and Escrow Agent in writing of its exercise of Seller's Termination Option ("Seller's Termination Notice") within five (5) business days following Seller's receipt of any written notification from Purchaser that Purchaser's has elected to terminate this Agreement as to one or more but not all of the Properties ("Purchaser's Partial Termination Notice"). If Seller fails to deliver Seller's Termination Notice within the time period specified above as to any Purchaser's Partial Termination Notice, Seller shall be deemed to have waived its right to terminate this Agreement on the basis of such Purchaser's Partial Termination Notice; provided, however, that if Seller fails to exercise Seller's Termination Option as to one Purchaser's Partial Termination Notice given by Purchaser, Seller shall not be precluded from exercising Seller's Termination Option as to any subsequent Purchaser's Partial Termination Notice delivered by Purchaser.

     8.3 EFFECT OF SELLER'S EXERCISE. If this Agreement is terminated by Seller pursuant to Seller's Option to Terminate, Escrow Agent shall, without further instructions from the parties, return the balance of the Aggregate Earnest Money Deposit for the Properties (after deducting,, if applicable, any Property Earnest Money Deposit relating to any Property Purchaser has closed early under the terms of Section 2 hereof), together with any interest accrued thereon, to Purchaser. In such case, Seller shall have no liability to Purchaser for the Allowance (hereinafter defined) due at Closing, and Seller shall reimburse
Purchaser for site inspection fees due and payable to Purchaser under Section 5.4 of this Agreement, provided that Seller shall owe a site inspection fee only on those Properties for which a site inspection has actually been completed by Purchaser as of the date Purchaser receives Seller's Termination Notice.

9.   ESCROW.

      9.1 ESTABLISHMENT OF ESCROW. An escrow for this transaction shall be established with Escrow Agent and Escrow Agent is hereby employed by the parties to handle the escrow. This Agreement shall constitute escrow instructions and an original or fully executed copy shall be deposited with Escrow Agent for this purpose. Should Escrow Agent require the execution of its standard form printed escrow instructions, Purchaser and Seller agree to execute the same; however, such instructions shall be construed as applying only to Escrow Agent's employment, and if there are conflicts between the terms of this Agreement and the terms of the printed escrow instructions, the terms of this Agreement shall control.

      9.2 CANCELLATION OF ESCROW. If the escrow fails to close because of Seller's default, Seller shall be liable for all customary escrow cancellation charges. If the escrow fails to close because of Purchaser's default, Purchaser shall be liable for all customary escrow cancellation charges. If the escrow fails to close for any other reason, Seller and Purchaser shall each be liable for one-half (1/2) of all customary escrow cancellation charges.

      9.3 LEASE. The parties hereby agree upon the form of the Lease and memorandum of lease as attached as Exhibit "B" hereto. At closing, duplicate copies of such form lease will be signed for each Property purchased, subject only to changes necessary for each lease to be legally binding in the state in which the Property is located. Upon Closing, the Escrow Agent shall insert into the Lease, and the parties hereby give the Escrow Agent Power of Attorney to insert, the Lease Commencement Date that shall be the Closing Date. If closing does not occur for any reason whatsoever, the Escrow Agent shall destroy the Leases. The Escrow Agent is further instructed upon the Closing Date to record that certain Memorandum of Lease referred to in Exhibit "C". Such Memorandum shall be recorded in the office of the clerk and recorder, register of deeds or analogous office immediately subsequent to the recording of the Deed, with no intervening documents being recorded.

10.  CLOSING COSTS.

      10.1 SELLER'S CLOSING COSTS. Seller will pay for and provide Purchaser with a standard Owner's Title Policy for each property. The Purchaser shall pay the cost of any endorsement to the Owner's Title Policy. All other closing costs for each Property shall be borne equally by Seller and Purchaser. Seller will pay Purchaser a due diligence expense allowance (the "Allowance") of $23,500 per Parcel, payable at the closing of the purchase of each Parcel as provided herein. As a result, upon the purchase of each
Property by Purchaser, the Purchase Price of such Property will be increased by $23,500 as reflected on the Closing Settlement Statement, and the base annual rent for each Property will be increased by $2,220.75. No Allowance shall be payable to Purchaser for any Property not purchased by Purchaser. Each party shall pay its own attorney fees and costs.

       10.2 PRORATIONS. Real estate taxes, personal property taxes and assessments, if any, shall be prorated through escrow, as of the Closing Date, and be based upon the latest available information. Purchaser and Seller shall pay any other closing costs equally.

11.   POSSESSION.    Possession of the Properties sold shall
be delivered to Purchaser upon Closing, subject to a lease executed between the parties.

12. BROKERAGE. Purchaser and Seller warrant and represent to each other that neither has dealt with any real estate broker or salesperson in connection with this transaction. If any person shall assert a claim to a finder's fee, brokerage commission, or any other compensation on account of alleged employment as a finder or broker or performance of services as a finder or broker in connection with this transaction, the party under whom the finder or broker is claiming shall indemnify and hold the other party harmless from and against any such claim and all costs, expenses and liabilities incurred in connection with such claim or any action or proceeding brought on such claim, including, but not limited to, counsel and witness fees and court costs in defending against such claim. This indemnity shall survive the Closing or cancellation and termination of this Agreement and the escrow.

13.  REMEDIES.

      13.1 SELLER'S REMEDIES. Only if Seller is not in default hereunder and Purchaser fails to perform as required by this Agreement, in the time and manner set forth in this Agreement, Seller, as Seller's sole and exclusive remedy, may cancel this Agreement and the escrow, such cancellation to be effective immediately upon Seller giving written notice of cancellation to Purchaser and Escrow Agent; provided, however, that Purchaser's indemnity provided for in Section 5 of this Agreement shall survive any termination of this Agreement. Upon such cancellation, Seller shall be entitled to, and Escrow Agent shall deliver to Seller, the Aggregate Earnest Money Deposit, as consideration for acceptance of this Agreement, for taking the Properties off the market, and as the parties' best estimate of Seller's damages resulting from Purchaser's default, but not as a penalty. Subject to Section 19.5 Attorney's Fees, the Aggregate Earnest Money Deposit released to Seller upon such cancellation shall be retained by Seller as its sole and exclusive remedy against Purchaser in all respects. Any accrued interest shall be paid to Purchaser.

      13.2 PURCHASER'S REMEDIES. Only if Purchaser is not in default hereunder and Seller fails to perform any transaction(s) as required by this Agreement, in the time and manner set forth in this Agreement, Purchaser, as its sole and exclusive remedy, may cancel this Agreement and the Escrow, such cancellation to be effective immediately upon Purchaser giving written notice of cancellation to Seller and Escrow Agent. Upon such cancellation, Purchaser shall be entitled to, and Escrow Agent shall deliver to Purchaser, the Property Earnest Money Deposit and any interest earned thereon, and Seller shall pay to Purchaser $20,000 per
Property as to any Property not closed due to Seller's failure to Close as required by this Agreement as consideration for entering into this Agreement and as the parties' best estimate of Purchaser's damages resulting from Seller's default, but not as a penalty. Subject to Section
19.5 Attorney's Fees, the Property Earnest Money Deposit and any interest earned thereon released to Purchaser and the $20,000 to be paid by Seller shall be retained by Purchaser as its sole and exclusive remedy against Seller in all respects as to each Property Seller fails to close.

      13.3 LIQUIDATED DAMAGES: After endeavoring to estimate what the actual loss would be in the event of a default and as a material inducement to execution hereof, the parties agree that it would be impractical and extremely difficult to fix actual damages in case of a default. The amount of the Aggregate Earnest Money Deposit is a reasonable estimate of Seller's damages and Seller shall retain the Aggregate Earnest Money Deposit as stated above, and Purchaser shall be entitled to payment from Seller of $20,000 per Property as set forth in Section 13.2 above, as their sole remedy against each other in case of default; provided however, that Purchaser's indemnity obligation as set forth in
Section 5 hereof shall survive any termination of this Agreement. The parties shall also be entitled to attorney fees pursuant to Section 19.5, Attorney's Fees.

14.   ESCROW  OPENING  DATE.     The "Escrow  Opening  Date"
shall be the date on which the Aggregate Earnest Money Deposit, together with a fully executed copy or counterpart copies of the Purchase Agreement are receipted for by the Escrow Agent in accordance with the terms of this Agreement. Escrow Agent is hereby instructed to enter the Escrow Opening Date on the first page of this Agreement and return a copy to both Seller and Purchaser.

15.   SELLER'S  REPRESENTATIONS AND  WARRANTIES.      Seller
represents  and  warrants to Purchaser (and on  the  Closing
Date shall be deemed to represent and warrants) as follows:

      15.1 LEGAL, VALID AND BINDING. This Agreement and all other instruments or documents executed or delivered with this transaction each constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

       15.2 NO APPROVAL BY GOVERNMENTAL AUTHORITY. No consent, approval, authorization, registration, qualification, designation, declaration or filing with any governmental authority is required in connection with the execution and delivery of this Agreement by Seller.

       15.3 NO CONFLICT. The execution, delivery and performance of this Agreement by Seller and the consummation of the transaction contemplated herein will not: (i) result in a breach or acceleration of or constitute a default or event of termination under the provisions of any agreement or instrument by which the Properties is bound or affected;
(ii) result in the creation or imposition of any lien, charges or encumbrance, not provided for herein, on or against the Properties or any portion thereof; (iii) constitute or result in the violation or breach by Seller of any judgment, order, writ, injunction or decree relating to the Properties issued against or imposed upon Seller, or result in the violation of any applicable law, rule or regulation of any governmental authority applicable to the Properties.

      15.4 NO LAWSUITS. Seller, having undertaken no independent inquiry, there are no actions, suits, proceedings or investigations pending, or, to the best of Seller's Knowledge, threatened, with respect to or in any manner affecting Seller's ownership of the Properties or otherwise affecting any portion thereof, or which will become a cloud on the title to the Properties or question the validity or enforceability of the transaction contemplated herein.

      15.5 NO LEASES. There will be no existing leases and/or tenancies affecting all or any portion of the Properties as of the Closing Date, except for that certain lease of the Frederick, MD Property known as the Frederick County Headstart Program Lease and the lease between the parties attached as Exhibit "B".

      15.6 NO MECHANICS LIENS. No work has been performed or is in progress at, and no materials have been furnished to, the Properties or any portion thereof, which might give rise to mechanics', materialmen's or other lien against Purchaser's interest in the Properties or any portion thereof. Seller hereby agrees to indemnify Purchaser from and against any and all claims of third parties, and from all mechanics' liens in connection with the Properties whose claim of lien arises from labor or material provided to the Properties prior to Closing or pursuant to a contract entered into with Seller prior to Closing, including all costs and attorneys' fees.

     15.7 NON-FOREIGN AFFIDAVIT. Seller is not, and as of the Closing Date will not be, a "foreign person" within the meaning of Internal Revenue Code Section 1445, and Seller shall deliver to Purchaser at Closing a Non-Foreign Affidavit pursuant to Section 1445(b)(2) of the Internal Revenue Code (the "Non-Foreign Affidavit").

     15.8 ENVIRONMENTAL I REPORTS. Seller has delivered (or will deliver in accordance with the terms of this Agreement) all existing or updated environmental reports (Phase I or otherwise) in Seller's possession which relate to the Properties.

6.    AS  IS.         Except for the express representations
and warranties contained in this Article 12, Seller has made no representations or warranties of any kind, and will at the Closing make no representations or warranties of any kind, in connection with the physical condition of the Properties. Except for the representations and warranties contained in Section 15 and the covenants and warranties to be contained in the Deed, Seller shall have no responsibility, liability or obligations subsequent to the Closing with respect to any conditions or as to any matters whatsoever respecting in any way the Properties, which Purchaser acknowledges is being purchased in an "AS IS, WHERE IS" condition.

17. RISK OF LOSS. If prior to the Closing all of any Property shall be taken by condemnation or eminent domain, this Agreement shall be automatically canceled, the Property Earnest Money Deposit and any interest earned thereon shall be returned to Purchaser, and thereupon neither party shall, except as otherwise provided herein, have any further liability or obligation to the other. If prior to the Closing, less than all of any Property shall be taken by condemnation or eminent domain, then Purchaser may, at its option, cancel this Agreement as to such Property only, in which event Escrow Agent shall return to Purchaser its Property Earnest Money Deposit, and any interest earned thereon, as to such Property [i.e., twenty thousand dollars ($20.000) plus interest] and thereupon neither party shall have any further liability or obligation to each other (except as otherwise stated herein) as to such Property, or Purchaser may accept title subject to the taking, in which event after the Closing for such Property the proceeds of the award or payment shall be assigned by Seller to
Purchaser and any money theretofore received by Seller in connection with such taking shall be paid over to Purchaser. In the event any Property shall be damaged by fire or other casualty prior to the time of Closing in an amount of more than ten percent (10%) of the total Purchase Price of said Property, either party shall have the option to terminate this Agreement as to such Property. Should the parties elect to carry out this Agreement regarding such Property despite such damage, Purchaser shall be entitled to a credit for the insurance proceeds resulting from such damage to the Property not exceeding, however, the total Purchase Price of said Property. In all other regards, the risk of loss or damage to the Property until the Closing shall be borne by Seller.

18. NOTICES. All notices required or permitted to be given under this Agreement shall be in writing and shall be given by personal delivery, recognized overnight courier services or by deposit in the United States mail, certified mail, return receipt requested, postage prepaid, addressed to Seller and Purchaser at the addresses set forth on the first page of this Agreement or at such other address as a party may designate by notice similarly given. Notices shall be deemed effective upon delivery; if personally delivered: on the next business day after deposit with a recognized overnight courier service; or on the expiration of three (3) days after deposit in the US mail, as described above. A copy of any notice shall be given to Escrow Agent.

Copies shall be given to:

                    Leslie Armstrong, Esq.
                    ARAMARK Educational Resources, Inc.
                    573 Opark Point Drive
                    Golden, CO  80401
                    Ph No.:  303 526-3381

19.  MISCELLANEOUS.

     19.1 INCORPORATION OF RECITALS.    The recitals of this
Agreement are hereby affirmed by the parties as true and correct and are incorporated herein by this reference.

      19.2 WAIVERS. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver be a continuing waiver. Except as expressly provided in this Agreement, no waiver shall be binding unless executed in writing by the party making the waiver. Either party may waive any provision of this Agreement intended for its sole benefit; however, unless otherwise provided for herein, such waiver shall in no way excuse the other party from the performance of any of its other obligations under this Agreement.

     19.3 CONSTRUCTION. This Agreement shall be interpreted according to the law of the state where the Properties are located, and shall be construed as a whole and in accordance with its fair meaning and without regard to, or taking into account, any presumption or other rule of law requiring construction against the party preparing this Agreement or any part hereof.

       19.4  TIME.      Time  is  of  the  essence  of  this
Agreement.

     19.5 ATTORNEY'S FEES. If any action is brought by either party in respect to its rights under this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and court costs as determined by the court.

      19.6 ASSIGNMENT. Purchaser may assign its rights under this Agreement prior to Closing without the prior written consent of Seller. However, Purchaser shall remain liable to Seller pursuant to the terms of Article 5.6 Restoration of Property, regardless of such assignment.

       19.7  BINDING  EFFECT.      This  Agreement  and  all
instruments or documents entered into pursuant hereto are binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

     19.8 FURTHER ASSURANCES AND DOCUMENTATION. Each party agrees in good faith to take such further actions and execute such further documents as may be necessary or appropriate to fully carry out the intent and purpose of this Agreement.

      19.9 TIME PERIODS. If the time for the performance of any obligation under this agreement expires on a Saturday, Sunday or legal holiday, the time for performance shall be extended to the next succeeding day which is not a Saturday, Sunday or legal holiday.

      19.10 HEADINGS. The headings of this Agreement are for purposes of reference only and shall not limit or define the meaning of any provision of this Agreement.

      19.11 ENTIRE AGREEMENT. This Agreement, together with all exhibits referred to herein, which are incorporated herein are made a part hereof by this reference and the Lease between the parties, constitutes the entire agreement between the parties pertaining to the subject matter contained in this Agreement. No supplement, modification or amendment of this Agreement shall be binding unless in writing and executed by Purchaser and Seller.

     19.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     19.13 SURVIVAL. Each of the terms and provisions of this Agreement, including the representations and warranties contained in Section 15, which are not incorporated into the Deed, or which are not satisfied by the execution and delivery of the Deed, or which by their nature require the parties to perform certain acts subsequent to the Closing, shall survive the Closing, except that the representations and warranties contained in Section 15 shall survive the Closing for a period of only six (6) months only.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SELLER:

Date: 4/12/02

ARAMARK Educational Resources, Inc., d/b/a Children's  World
Learning Centers, Inc., a Delaware Corporation


By: /s/ Leslie A Armstrong
Printed Name: Leslie A Armstrong
Its: National Director of Real Estate



PURCHASER:

Date: April 11, 2002

AEI Fund Management, Inc.

 /s/ Robert P Johnson
     Robert P. Johnson, President



                    ACCEPTANCE BY ESCROW AGENT

     Escrow Agent hereby (a) acknowledges receipt of a fully executed copy or counterpart copies of this Agreement on this 18th day of April, 2002 and has inserted said date on the first page of this Agreement, and (b) hereby agrees to establish an escrow (Escrow No.No1-40385*) and to administer the same in accordance with the provisions hereof. Escrow Agent further agrees to immediately deliver to Purchaser and Seller copies or counterpart of this fully executed Agreement. Escrow agent acknowledges receipt of earnest money deposit in the amount of $200,000.


                         Lawyers Title Insurance Corporation

*Master File No.
                         By:  /s/ David D Nowlin

                         Its: National Title Officer